                                                                   EXHIBIT 11.01

                       AMISYS MANAGED CARE SYSTEMS, INC.
                      COMPUTATION OF EARNINGS  PER SHARE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                   SEPTEMBER 30,               SEPTEMBER 30,

                                                                  1996           1995       1996          1995
                                                                  ----           ----       ----          ----

Net income                                                      $   1,217     $     987   $   3,024       $     822
                                                                =========     =========   =========       =========

Weighted average Class A common  shares outstanding                    --     4,800,000          --       4,800,000

Weighted average common shares outstanding                      7,565,000       450,000   7,565,000         450,000

Common shares issued within one year of initial public                 --        75,000          --          75,000
 offering

Options issued during the first quarter  of 1996                    3,200            --          --              --

Options issued during the second  quarter of 1996                  43,400            --          --              --

Weighted average options exercised during the
 period                                                            42,858                    41,068              --

Weighted average shares issued during  secondary offering          75,500            --      32,790              --

Stock options issued within one year of                                --            --          --              --
 initial public offering  (using the treasury stock
 method and the initial public offering price of $14.50
 per  share)                                                           --       574,950          --         574,950

Stock options issued (using treasury stock method and
the average price of $22.56 and $21.78 per share for              510,922            --     506,518              --
the periods presented, respectively)                           ----------    ----------  ----------      ----------

Weighted average number of common  shares outstanding           8,240,880     5,899,950   8,145,376       5,899,950
                                                               ==========    ==========  ==========      ==========

Net income per common share and common                          $     0.15    $    0.17  $     0.37       $    0.14
 share equivalent                                              ==========    ==========  ==========      ==========

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